Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the foregoing Statement on Schedule 13D (the “Schedule 13D”) with respect to the Class A Ordinary Shares of ReNew Energy Global plc. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning it contained in the Schedule 13D and any amendments thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: September 15, 2021

JERA CO, INC.

By:	/s/ Satoshi Yajima
Name:	Satoshi Yajima
Title:	Managing Executive Officer

JERA POWER RN B.V.

By:	/s/ Sachio Kosaka
Name:	Sachio Kosaka
Title:	Director

1